Exhibit 99.1

NEXSTAR MEDIA GROUP FIRST QUARTER NET REVENUE RISES 74.2% TO A RECORD $1.1 BILLION

Net Revenue Drives 1Q Operating Income of $305.0 Million, Net Income of $157.7 Million

BCF of $430.0 Million, Adjusted EBITDA of $557.7 Million and Free Cash Flow of $423.0 Million

Allocates $457 Million in Cash Toward Leverage Reduction and

Repurchases $72.6 Million of Class A Common Shares in the First Quarter

IRVING, Texas – May 6, 2020 – Nexstar Media Group, Inc. (NASDAQ: NXST) (“Nexstar” or “the Company”) today reported financial results for the first quarter ended March 31, 2020 as summarized below. The actual results presented herein for the three months ended March 31, 2020 reflect the Company’s legacy Nexstar Broadcasting and digital operations and full quarterly results from the Tribune Media stations which we acquired on September 19, 2019. First quarter 2020 revenue from WGN America, also acquired in the Tribune transaction, is included in core advertising revenue and distribution fee revenue. The contribution from Nexstar’s 31.3% ownership stake in TV Food Network and other investments acquired in the Tribune transaction is included in the full income statement on page 7 under “Income (loss) on equity investments, net.” The comparable three month period ended March 31, 2019 reflects Nexstar’s legacy broadcasting and digital operations.

Summary 2020 First Quarter Highlights

	Three Months Ended March 31,
($ in thousands)	2020	2019	Change
Core Advertising Revenue	$417,379	$251,844	+65.7%
Political Advertising Revenue	$55,341	$1,307	+4134.2%
Total Advertising Revenue	$472,720	$253,151	+86.7%

Distribution Fee Revenue	$549,716	$313,974	+75.1%
Digital Revenue	$56,440	$52,835	+6.8%
Other Revenue	$12,946	$6,687	+93.6%
Net Revenue	$1,091,822	$626,647	+74.2%

Income from Operations	$305,015	$127,074	+140.0%

Net income	$157,694	$56,887	+177.2%

Broadcast Cash Flow(1)	$430,048	$207,730	+107.0%
Broadcast Cash Flow Margin(2)	39.4%	33.1%

Adjusted EBITDA Before One-Time Transaction Expenses(1)	$565,173	$183,762	+207.6%
Adjusted EBITDA(1)	$557,736	$178,365	+212.7%
Adjusted EBITDA Margin(2)	51.1%	28.5%

Free Cash Flow Before One-Time Transaction Expenses(1)	$430,400	$125,762	+242.2%
Free Cash Flow(1)	$422,963	$120,365	+251.4%

(1)	Definitions and disclosures regarding non-GAAP financial information including reconciliations are included at the end of the press release.
(2)	Broadcast cash flow margin is broadcast cash flow as a percentage of net revenue. Adjusted EBITDA margin is Adjusted EBITDA as a percentage of net revenue.

Nexstar Media Group, 05/06/2020

CEO Comment

Perry A. Sook, Chairman, President and Chief Executive Officer of Nexstar Media Group commented, “Against the challenging economic environment driven by the onset in March of COVID-19 (“coronavirus”), Nexstar delivered record first quarter operating results with net revenue, profitability, and cash flow metrics all exceeding consensus expectations. Our strong first quarter financial results reflect healthy levels of core and digital advertising spending in January and February, robust political ad spending across several key markets, significant distribution revenue growth and a cash distribution from our 31% ownership stake in TV Food Network. The double-digit top line increase combined with our expense management disciplines and the strong operating leverage in our business model drove BCF, Adjusted EBITDA and free cash flow growth before transaction expenses of 107.0%, 207.6% and 242.2%, respectively, and we brought about 39% of every net revenue dollar to the free cash flow line. Following this promising start, beginning in March, the broadcast industry experienced a rapid change in market conditions due to COVID-19, which resulted in a significant decline in commercial advertising revenue in the last three weeks of March and into the second quarter. Given our outperformance in the first quarter, Nexstar was on well on track to meet our 2020/2021 pro forma average annual free cash flow guidance of $1.175 billion. However, the precise depth and duration of COVID-19’s impact on our operations is uncertain as conditions continue to evolve. As a result, and notwithstanding the revenue visibility afforded by our distribution agreements and cash distribution from our TV Food Network ownership stake, we are withdrawing our free cash flow guidance for the 2020/2021 cycle at this time.

“In 2020, over 50% of our annual revenue is expected to be derived from contractual distribution fee and political advertising revenue, which we do not expect to be materially impacted by coronavirus. Notably, Nexstar has solid visibility in terms of our contractual distribution economics through December 2022 as we completed new multi-year retransmission consent agreements representing approximately 70% of our subscribers at year-end 2019, as well as new long-term network affiliation contracts with CBS, FOX and NBC. Despite anticipated challenges in the coming months, Nexstar has a strong balance sheet including $434 million in cash at March 31, with access to an additional $140 million under our revolving credit facility. In addition, our nearest term bond maturities are in 2024 and in the fourth quarter of 2019 we completed an offering of an additional $665 million of 5.625% senior notes due 2027, which enabled us to retire the most expensive pieces of our unsecured debt.

“In the first quarter Nexstar took immediate actions to adapt our business to operate in the current environment and to preserve liquidity in order to best position the Company for long-term success as we return to normalized operations. In this regard, Nexstar allocated $457 million in funds from operation and investments toward debt reduction, lowering our first lien net leverage ratio from 3.52x at year-end 2019 to 3.04x at March 31, 2020, which is well below our first lien covenant of 4.25x. Additionally, the Company is benefitting from the more than 100 basis point reduction in LIBOR rates which lowered our cash interest expense. On the operating front, we have implemented a range of cost-cutting initiatives which will result in operating expense savings of approximately $40 million in the second quarter of 2020. We are proceeding with our investment related to the summer 2020 launch of WGN America’s primetime national newscast, News Nation, and have prioritized capital expenditures to maintain maximum financial flexibility. As a result, Nexstar’s business is well-positioned to withstand impacts related to the near-term decline in core advertising, which, given our revenue diversification initiatives of the last decade now represents about 40% of our total annual revenue in an election year. As such, we expect to be free cash flow positive in every quarter of 2020 and are confident in our liquidity position and ability to service our debt through these challenging times and do not anticipate any liquidity or covenant issues as we move through 2020.

Nexstar Media Group, 05/06/2020

“With our focus on generating free cash flow, we remain disciplined in managing costs, while paying dividends, repurchasing shares and pursuing other opportunities to enhance shareholder returns. In this regard, during the first quarter we allocated $25.7 million toward cash dividend payments and another $72.6 million to opportunistically repurchase 950,000 shares of Nexstar’s Class A common stock in the first quarter. Immediately upon seeing the extent of the COVID-19 outbreak in March, stock repurchases were halted in order to preserve cash to prioritize debt reduction. With our year-to-date progress on debt reduction, mid-teens pro forma net retransmission revenue growth, the biggest Presidential election in the Company’s history before us, the reduction in LIBOR rates and our participation in TV Food Network distributions, Nexstar now expects its total net leverage ratio to decline to approximately 4x by year-end or slightly higher than our prior estimate, while our year-end senior leverage is projected to be below 3.00x versus a 4.25x covenant.

“Looking at first quarter results, net revenue rose 74.2% to $1.1 billion, marking our first-ever billion quarter and reflecting our increased scale and the ongoing execution of our strategies to leverage the value of Nexstar’s local programming and unrivaled consumer reach. Total television advertising revenue increased 86.7% to $472.7 million, including record first quarter political revenue of $55.3 million and a healthy 65.7% rise in core advertising revenue. Notably, with active spending by Presidential candidates and our expanded scale in key primary states, 2020 first quarter political revenue outpaced our budgets and rose by 70% on a same-station pro forma basis over the 2016 period, the last comparable presidential election cycle. The inclusion of WGN America and recent distribution agreement renewals resulted in a 75.1% rise in distribution revenue to a quarterly record $549.7 million, and a 6.8% increase in digital revenue to $56.4 million. Excluding political, first quarter net revenue would have increased approximately 66% over the prior year period.

“Total combined first quarter digital and distribution fee revenue of $606.2 million rose approximately 65.3% over the prior year period. The year-over-year increase in first quarter non-television revenue reflects new distribution agreements reached in the second half of 2019 and our realization of Tribune Media revenue synergies related to the after acquired clauses in our retransmission consent contracts, WGN America, and our realigned digital operations. With our successful renewal of 2019 year-end retransmission consent agreements and the approximate 20% of the base to be renewed and repriced this year, continued revenue growth from this source is projected for 2020 and beyond.

“The rise in first quarter station direct operating expenses (net of trade expense) primarily reflects a full quarter of incremental expenses related to the operation of the acquired Tribune stations and budgeted increases in network affiliation expense as a partial offset to the rising distribution revenue. First quarter pro forma fixed expenses, excluding programming expenses, were down low single digits on a percentage basis.

“The country and the Nexstar Nation are now facing an unprecedented challenge with the onset of the coronavirus pandemic, which is impacting the health of our families, the businesses we rely upon, the economy, and the way we live our daily lives. In these difficult times, our top priority is the health and well-being of our employees, our customers and the local communities that we serve. As we all continue to navigate through the unique and evolving challenges related to the coronavirus, local news has never been more essential for Americans. As the most powerful and trusted voice in this country, more people are tuning into their stations’ local newscasts than ever before with significant year-over-year increases in local news viewership among adults 18+ since the COVID-19 outbreak. As the nation’s largest broadcast group and the top producer of local news programming and content, Nexstar and our talented and dedicated teams of leading local journalists are rising up to meet this moment by delivering essential, life-saving news and information to our viewers across our broadcast and digital media platforms.

Nexstar Media Group, 05/06/2020

“In summary, while the coronavirus has presented serious challenges for the entire broadcast industry, Nexstar’s leading local broadcast platform is well positioned to withstand this environment due to several factors including continued growth of distribution revenue and what are projected to be record levels of political spending in 2020. In terms of capital allocation, we believe that our free cash flow combined with the active management of both our cost structure and balance sheet will provide us with the financial flexibility to continue supporting our shareholder value creation initiatives. Looking ahead we remain highly confident in our long-term strategies in terms of serving the communities where we have operations, building the top line, maintaining close control of fixed and variable costs and optimizing the balance sheet. Our disciplines in these areas have strengthened the resiliency of our business and created an unrivalled local marketing platform, while supporting growing returns for our shareholders.”

The consolidated debt of Nexstar and independently-owned Variable Interest Entities (VIEs) including, Mission Broadcasting, Inc. and Shield Media, LLC (collectively, the “Company”) at March 31, 2020, was $8,046.9 million including senior secured debt of $5,364.8 million. The Company’s first lien net leverage ratio at March 31, 2020 was 3.04x compared to a covenant of 4.25x. The Company’s total net leverage ratio at March 31, 2020 was 4.51x.

The table below summarizes the Company’s debt obligations (net of financing costs and discounts).

($ in millions)	March 31, 2020	December 31, 2019
First Lien Term Loans	$5,364.8	$5,810.4
5.625% Senior Unsecured Notes due 2024	$890.5	$890.0
5.625% Senior Unsecured Notes due 2027	$1,791.6	$1,792.1
Total Funded Debt	$8,046.9	$8,492.5

Unrestricted Cash	$434.1	$232.1

Share Repurchase Authorization and Activity

The Company repurchased a total of 950,000 shares of its Class A common stock in the first quarter of 2020 at an average price of approximately $76.39 per share for a total cost of $72.6 million, which was funded from cash flow from operations. Reflecting all shares repurchased to date, Nexstar has approximately 45.2 million shares of Class A common stock outstanding (the only class of shares outstanding) and has approximately $84.2 million available under its share repurchase authorization.

First Quarter Conference Call

Nexstar will host a conference call at 10:00 a.m. ET today. Senior management will discuss the financial results and host a question and answer session. The dial in number for the audio conference call is dial 323/794-2588, conference ID 4470593 (domestic and international callers).  Participants can also listen to a live webcast of the call through the “Events and Presentations” section under “Investor Relations” on Nexstar’s website at www.nexstar.tv. A webcast replay will be available for 90 days following the live event at www.nexstar.tv.

Definitions and Disclosures Regarding non-GAAP Financial Information

Broadcast cash flow is calculated as net income, plus interest expense (net), loss on extinguishment of debt, income tax expense (benefit), depreciation, amortization of intangible assets and broadcast rights, (gain) loss on asset disposal, corporate expenses, loss (income) on equity investments, other expense (income) and goodwill and intangible assets impairment, minus pension and other postretirement plans credit (net), reimbursement from the FCC related to station repack and broadcast rights payments. We consider broadcast cash flow to be an indicator of our assets’ operating performance. We also believe that broadcast cash flow is useful to investors because it is frequently used by industry analysts, investors and lenders as a measure of valuation for broadcast companies.

Nexstar Media Group, 05/06/2020

Adjusted EBITDA is calculated as broadcast cash flow, plus pension and other postretirement plans credit (net) and distribution from equity investments, minus corporate expenses. We consider Adjusted EBITDA to be an indicator of our assets’ operating performance and a measure of our ability to service debt. It is also used by management to identify the cash available for strategic acquisitions and investments, maintain capital assets and fund ongoing operations and working capital needs. We also believe that Adjusted EBITDA is useful to investors and lenders as a measure of valuation and ability to service debt.

Free cash flow is calculated as net income, plus interest expense (net), loss on extinguishment of debt, income tax expense (benefit), depreciation, amortization of intangible assets and broadcast rights, (gain) loss on asset disposal, stock-based compensation expense, goodwill and intangible assets impairment, loss (income) on equity investments, distribution from equity investments and other expense (income), minus payments for broadcast rights, cash interest expense, capital expenditures, proceeds from disposals of property and equipment, and net operating cash income taxes. We consider Free Cash Flow to be an indicator of our assets’ operating performance. In addition, this measure is useful to investors because it is frequently used by industry analysts, investors and lenders as a measure of valuation for broadcast companies, although their definitions of Free Cash Flow may differ from our definition.

For a reconciliation of these non-GAAP financial measurements to the GAAP financial results cited in this news announcement, please see the supplemental tables at the end of this release.

With respect to our forward-looking guidance, no reconciliation between a non-GAAP measure to the closest corresponding GAAP measure is included in this release because we are unable to quantify certain amounts that would be required to be included in the GAAP measure without unreasonable efforts and we believe such reconciliations would imply a degree of precision that would be confusing or misleading to investors. In particular, a reconciliation of forward-looking Free Cash Flow to the closest corresponding GAAP measure is not available without unreasonable efforts on a forward-looking basis due to the high variability, complexity and low visibility with respect to the charges excluded from these non-GAAP measures such as the measures and effects of stock-based compensation expense specific to equity compensation awards that are directly impacted by unpredictable fluctuations in our stock price and other non-recurring or unusual items such as impairment charges, transaction-related costs and gains or losses on sales of assets. We expect the variability of these items to have a significant, and potentially unpredictable, impact on our future GAAP financial results.

About Nexstar Media Group, Inc.

Nexstar Media Group is a leading diversified media company that leverages localism to bring new services and value to consumers and advertisers through its traditional media, digital and mobile media platforms. Nexstar owns, operates, programs or provides sales and other services to 196 television stations and related digital multicast signals reaching 114 markets or approximately 38% of all U.S. television households (reflecting the FCC’s UHF discount). Nexstar’s portfolio includes primary affiliates of NBC, CBS, ABC, FOX, MyNetworkTV and The CW. Nexstar’s community portal websites offer additional hyper-local content and verticals for consumers and advertisers, allowing audiences to choose where, when and how they access content while creating new revenue opportunities. Nexstar also owns WGN America, a growing national general entertainment cable network and a 31.3% ownership stake in TV Food Network, a top tier cable asset. For more information please visit www.nexstar.tv.

Nexstar Media Group, 05/06/2020

Forward-Looking Statements

This communication includes forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events. Forward-looking statements include information preceded by, followed by, or that includes the words "guidance," "believes," "expects," "anticipates," "could," or similar expressions. For these statements, Nexstar claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The forward-looking statements contained in this communication, concerning, among other things, future financial performance, including changes in net revenue, cash flow and operating expenses, involve risks and uncertainties, and are subject to change based on various important factors, including the impact of changes in national and regional economies, the ability to service and refinance our outstanding debt, successful integration of acquired television stations and digital businesses (including achievement of synergies and cost reductions), pricing fluctuations in local and national advertising, future regulatory actions and conditions in the television stations' operating areas, competition from others in the broadcast television markets, volatility in programming costs, the effects of governmental regulation of broadcasting, industry consolidation, technological developments and major world news events. Nexstar undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this communication might not occur. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this release. For more details on factors that could affect these expectations, please see Nexstar’s other filings with the Securities and Exchange Commission.

Investor Contacts:	Media Contact:
Thomas E. Carter Chief Financial Officer Nexstar Media Group, Inc. 972/373-8800	Gary Weitman EVP and Chief Communications Officer Nexstar Media Group, Inc. 312/222-3394 or gweitman@nexstar.tv
Joseph Jaffoni, Jennifer Neuman
JCIR
212/835-8500 or nxst@jcir.com

-tables follow-

Nexstar Media Group, 05/06/2020

Nexstar Media Group, Inc.

Condensed Consolidated Statements of Operations
(in thousands, except per share amounts, unaudited)

	Three Months Ended March 31,
	2020	2019
Net revenue	$1,091,822	$626,647

Operating expenses (income):
Corporate expenses	53,474	30,765
Direct operating expenses, net of trade	441,781	289,432
Selling, general and administrative expenses, excluding corporate	164,910	111,595
Trade expense	3,278	3,431
Depreciation	35,407	27,437
Amortization of intangible assets	70,582	36,738
Amortization of broadcast rights	37,208	14,362
Reimbursement from the FCC related to station repack	(12,758)	(14,187)
Gain on disposal of stations, net	(7,075)	-
Total operating expenses	786,807	499,573
Income from operations	305,015	127,074
Income (loss) on equity investments, net	14,158	(491)
Interest expense, net	(101,284)	(52,957)
Loss on debt extinguishment	(7,477)	(1,698)
Pension and other postretirement plans credit, net	10,762	1,400
Other expenses	864	-
Income before income taxes	222,038	73,328
Income tax expense	(64,344)	(16,441)
Net income	157,694	56,887
Net income attributable to noncontrolling interests	(779)	(1,995)
Net income attributable to Nexstar	$156,915	$54,892

Net income per common share attributable to Nexstar Media Group, Inc.:
Basic	$3.43	$1.20
Diluted	$3.30	$1.15

Weighted average number of common shares outstanding:
Basic	45,702	45,785
Diluted	47,615	47,784

Nexstar Media Group, 05/06/2020

Nexstar Media Group, Inc.

Reconciliation of Broadcast Cash Flow and Adjusted EBITDA (Non-GAAP Measures)

(in thousands, unaudited)

	Three Months Ended March 31,
Broadcast Cash Flow and Adjusted EBITDA:	2020	2019
Net income	$157,694	$56,887

Add (Less):
Interest expense, net	101,284	52,957
Loss on extinguishment of debt	7,477	1,698
Income tax expense	64,344	16,441
Depreciation	35,407	27,437
Amortization of intangible assets	70,582	36,738
Amortization of broadcast rights	37,208	14,362
Amortization of right-of-use assets attributable to favorable leases	152	152
Gain on asset disposal, net	(388)	(533)
Loss on operating lease terminations	214	411
Corporate expenses	53,474	30,765
(Income) loss on equity investments, net	(14,158)	491
Other expenses	(864)	-
Pension and other postretirement plans credit, net	(10,762)	(1,400)
Gain on disposal of stations and entities, net	(7,075)	-
Reimbursement from the FCC related to station repack	(12,758)	(14,187)
Payments for broadcast rights	(51,783)	(14,489)

Broadcast cash flow	430,048	207,730
Margin %	39.4%	33.1%

Add (Less):
Distributions from equity investments	170,400	-
Pension and other postretirement plans credit, net	10,762	1,400
Corporate expenses, excluding one-time transaction expenses	(46,037)	(25,368)

Adjusted EBITDA before one-time transaction expenses	565,173	183,762
Margin %	51.8%	29.3%

Less:
Corporate one-time transaction expenses	(7,437)	(5,397)

Adjusted EBITDA	$557,736	$178,365
Margin %	51.1%	28.5%

Nexstar Media Group, 05/06/2020

Nexstar Media Group, Inc.

Reconciliation of Free Cash Flow (Non-GAAP Measure)

(in thousands, unaudited)

	Three Months Ended March 31,
Free Cash Flow:	2020	2019
Net income	$157,694	$56,887

Add (Less):
Interest expense, net	101,284	52,957
Loss on extinguishment of debt	7,477	1,698
Income tax expense	64,344	16,441
Depreciation	35,407	27,437
Amortization of intangible assets	70,582	36,738
Amortization of broadcast rights	37,208	14,362
Amortization of right-of-use assets attributable to favorable leases	152	152
Gain on asset disposal, net	(388)	(533)
Loss on operating lease terminations	214	411
Stock-based compensation expense	10,685	8,069
Corporate one-time transaction expenses	7,437	5,397
(Income) loss on equity investments, net	(14,158)	491
Distributions from equity investments	170,400	-
Gain on disposal of stations, net	(7,075)	-
Other expenses	(864)	-
Payments for broadcast rights	(51,783)	(14,489)
Cash interest expense	(96,648)	(51,015)
Capital expenditures, excluding station repack and CVR spectrum(1)	(42,977)	(13,236)
Capital expenditures related to station repack	(16,911)	(14,710)
Proceeds from disposals of property and equipment	430	588
Operating cash income tax payments, net	(2,110)	(1,883)

Free cash flow before one-time transaction expenses	430,400	125,762

Less:
Corporate one-time transaction expenses	(7,437)	(5,397)

Free cash flow	$422,963	$120,365

(1)	During the three months ended March 31, 2020 and March 31, 2019, capital expenditures related to relinquishment of the CVR spectrum were $0.2 million and $0.6 million, respectively.

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